EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 28TH DAY OF FEBRUARY, 2000, by and between Davel Communications, Inc. ("Davel") and RAYMOND A. GROSS (the "Executive"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Part Five hereof.

                                    RECITALS

         WHEREAS, Davel desires to employ the Executive as the Chief Executive Officer of Davel; and

         WHEREAS, the Executive desires to be employed by Davel PURSUANT TO the salary and benefits provided for herein; and

         WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive will develop certain strategic business relationships and become familiar with certain confidential information of Davel which are exceptionally valuable to Davel and vital to the success of Davel's business; and

         WHEREAS, Davel and the Executive desire to protect such business relationships and such confidential information from use to the detriment of Davel or UNAUTHORIZED disclosure to third parties.

         NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

                                      TERMS

                                    PART ONE

                          NATURE AND TERM OF EMPLOYMENT

         1.01 EMPLOYMENT. Davel hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the Chief Executive Officer of Davel.

         1.02 TERM OF EMPLOYMENT. The term of the Executive's employment hereunder shall be for a period of two (2) years beginning on the date of this Agreement (the "Original Term").

         1.03 TERM EXTENSION. Immediately as of the expiration of the Original Term and each Renewal Period, this Agreement will automatically renew and extend for successive one year periods (the "Renewal Periods"), unless Davel or Executive shall have delivered to the other written notice of non-renewal at least ninety (90) days prior to the expiration of the Original Term or the applicable Renewal Period, in which case the Original Term or the applicable Renewal Period shall expire effective as of the last day of the Original Term or the applicable Renewal Period, as the case may be. The period during which Executive shall be employed by Davel hereunder shall be referred to herein as the "Employment Period." Notwithstanding anything to the contrary contained herein, the Original Term and the Renewal Periods are each subject to termination pursuant to Part Four below.

         1.04 DUTIES. The duties of the Executive shall be as determined by the Board of Directors of Davel (the "Board") consistent with the Executive's title and position with Davel, and the Executive shall report to the Board and shall be subject to the Board's direction and control. Without limiting the generality of the foregoing, the Executive shall manage the business of Davel on a day-to-day basis and shall report to and advise the Board regarding the management and operation of Davel's business. The Executive agrees to devote his full business time attention and energies to the diligent performance of his duties hereunder and will not, during the Employment Period, engage in, accept employment from or provide services to any other person, firm, corporation, governmental agency or other entity; provided, however, that subject to Section
3.04 hereof, Executive may (a)

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devote a reasonable amount of time to civic activities, and (b) maintain not more than two outside board positions with companies which do not compete with Davel, in each case subject to the prior consent of the Board, which consent shall not be unreasonably withheld, and (c) manage his own investments, provided that such activities do not conflict with or detract from the Executive's diligent performance of Executive's duties hereunder.



         1.05 BOARD SEAT. The Company will propose executive's nomination to the Board of Directors, subject to the nomination by the Board and approval by the stockholders.

                                    PART TWO

                            COMPENSATION AND BENEFITS

         2.01 SALARY. During the Employment Period, the Executive shall receive a base salary at the rate of $325,000 dollars per annum (the "Base Salary"), payable in semi-monthly installments in accordance with Davel's general payroll practices for salaried employees. During the Employment Period, the Base Salary shall be subject to annual review at the discretion of the Board.

         2.02 BONUS. In addition to his Base Salary, Executive may receive during the Employment Period, as determined annually at the discretion of the Board, an incentive cash bonus based upon Executive's performance in an amount per annum up to 100% of Base Salary, based on achievement of mutually agreed personal goals and the profitability of Davel during such period, such bonus to be payable within ninety (90) days following the end of Davel's fiscal year. With respect to the first two DAVEL fiscal quarters DURING the term, such bonus shall equal A TOTAL OF 25% of Executive's Base salary, payable within forty-five
(45) days of each such quarter-end. Any bonus for subsequent periods shall be payable at such times and based on such performance targets as shall be mutually agreed by Executive and Davel.

         2.03 BENEFITS. During the Term of this Agreement, Davel agrees to provide to Executive such benefits as are provided to other executive employees of Davel from time to time, including but not limited to, any health, disability, life, deferred compensation, profit-sharing, 401(k) savings, pension, or other similar employee benefit policies, programs or plans which Davel provides to its employees (collectively, the "Employee Benefits"), all at levels determined by the Board and commensurate with the Executive's position.

         2.04 EXPENSES. During the Term of this Agreement, the Executive shall be reimbursed by Davel for all ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar reasonable expenses incurred by the Executive in performing services for Davel in accordance with the policies established by the Board.

         2.05 VACATIONS. The Executive shall be entitled to a paid vacation of four (4) weeks during each twelve month period during the Employment Period, provided, however, that the Executive's vacation shall be in accordance with policies established by the Board.

         2.06 WITHHOLDING. Any amounts payable to the Executive hereunder shall be paid to the Executive subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Executive or his beneficiary, if applicable, shall be solely responsible for all taxes imposed on the Executive or his beneficiary by reason of his receipt of any amount of compensation or benefits payable to the Executive hereunder.

         2.07 OPTIONS. Subject to and only upon receipt of all necessary approvals from shareholders of Davel (which matter will be submitted for a shareholder vote at Davel's next annual meeting), Executive will be granted a total of 650,000 non-qualified stock options (the "Options") at a purchase price of $_______ (day before announcement) per share, each Option to have a term of ten years and 272,654 of the Options shall be granted immediately UPON EXECUTION HEREOF. The vesting schedule for the Options is set forth below. Executive may elect to exercise the Options, subject to the further limitations contained in the Share Plan, to the extent vested, at any

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time or from time to time on or after the vesting dates or events set forth below and until and subject to termination of the Option.

         NUMBER OF OPTIONS
         VESTED AS OF SPECIFIED DATE            DATE OR
         OR EVENT                               EVENT
         ---------------------------            --------

         275,000                                55,000 on each anniversary of
                                                the date hereof FOR 5 YEARS or,
                                                275,000 upon a Change of Control
          75,000                                $10.00*
          75,000                                $15.00*
          75,000                                $20.00*
          75,000                                $25.00*
          75,000                                $30.00*

* These Options shall vest on the earlier to occur of (A) ten (10) years from the date hereof, or (B) the date upon which the Davel Trading Price average for the preceding thirty (30) day period shall exceed the specified price.

                                   PART THREE

                    CONFIDENTIAL INFORMATION AND COMPETITION

         3.01 DEFINITION OF CONFIDENTIAL INFORMATION. For the purposes of this Agreement, the term "Confidential Information" shall mean all information and all documents and other tangible items which record information THAT is non-public, confidential or proprietary in nature with respect to Davel or its customers, clients or investors and shall include, but shall not be limited to:
(a) all information, which at the time or times concerned is protectible as a trade secret under applicable law; (b) business and investment plans and strategies; (c) marketing plans and strategies (INCLUDING SPECIFICALLY CUSTOMER LISTS AND CONTRACT TERMS); and (d) proprietary software and business records. Davel and the Executive acknowledge and agree that the Confidential Information is extremely valuable to Davel and the information referred to in subparagraphs
(b) through (d) inclusive of this Section 3.01 is especially sensitive and valuable.

         3.02 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive will not during, or after termination of the Executive's employment for any or no reason, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Employee's personal benefit of for the benefit of any person, entity, firm or corporation (other than Davel), any Confidential Information.

         3.03 DELIVERY UPON TERMINATION. Upon termination of the Executive's employment with Davel for any or no reason, the Executive will promptly deliver to Davel all correspondence, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or media concerning Davel and/or which contains Confidential Information.

         3.04 COVENANT-NOT-TO-COMPETE. The Executive will not during the Employment Period, and, in the event the Executive's employment is terminated by Davel for Cause or by Executive voluntarily other than for Good Reason, for a period of one (1) year following termination of the Executive's employment, in any form or manner, directly or indirectly, on his own behalf or in combination with others, engage in or become interested in (as an individual, partner, member, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than five percent (5%) of the issued and outstanding securities of such corporation) any business which is competitive with the business of Davel or any Davel Affiliate, as conducted or proposed to be conducted as of the date of termination of Executive's employment.

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         3.05 RESTRICTION AGAINST EMPLOYING DAVEL EMPLOYEES. The Executive will not, for a period of (1) one year after termination of Executive's employment, directly or indirectly, whether individually, as a director, stockholder, partner, member, owner, employee or agent of any business, or in any other capacity, employ or solicit for employment or engagement, any person who is employed or otherwise engaged by Davel on, or within 180 days prior to, such termination of Executive.

         3.06 CONTINUING OBLIGATION. The obligations, duties and liabilities of the Executive pursuant to Part Three of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of the Executive's employment with Davel for any or no reason, including, but not limited to, the expiration of the Employment Period.

         3.07 EXECUTIVE ACKNOWLEDGMENT/INJUNCTIVE RELIEF. Executive acknowledges and agrees that the covenants set forth in Part Three hereof are reasonable and necessary for the protection of Davel's business interests, that such covenants will not result in undue economic hardship to Executive, that irreparable injury will result to Davel if Executive breaches any of the terms of said covenants, and that in the event of Executive's actual or threatened breach of any such covenants, Davel will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of said covenants, Davel shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing any actual monetary damages. If, in any action by Davel against the Executive to enforce the provisions of this Part Three, there shall be a final judicial finding that the Executive has committed a material breach of this Part Three, the Executive shall reimburse Davel for its reasonable costs and expenses in such action (including court costs and reasonable attorney's fees). If, in any action by Davel against the Executive to enforce the provisions of this Part Three, there shall be a final judicial finding that the Executive has not committed a material breach of this Part Three, Davel shall reimburse the Executive for his reasonable costs and expenses in defending such action (including court costs and reasonable attorney's fees). If in any such action there is no judicial finding on the issue of a material breach by the Executive of this Part Three, neither party shall be obligated to reimburse the other for costs and expenses relating to the action. Nothing herein shall be construed as prohibiting Davel from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

                                    PART FOUR

                                   TERMINATION

         4.01 TERMINATION UPON WRITTEN NOTICE. Either Davel or the Executive may terminate the Executive's employment as provided in Subparagraph (a) and (b) below during the Employment Period by delivering to the other party a written notice (the "Termination Notice") indicating the date on which Executive's employment is to be terminated (the "Termination Date").

                  (a) If Davel terminates the Executive's employment other than for Cause or Disability or if Executive terminates his employment with Davel for Good Reason and such termination takes place within 90 days of the later of (i) the latest occurrence of events or omissions comprising Good Reason and (ii) the discovery by Executive of the grounds for Good Reason, Davel and Executive shall have the rights and obligations provided in this Section 4.01(a). Davel shall be required to pay to the Executive: (i) the Executive's Base Salary accrued up to the Termination Date, and (ii) upon execution and delivery by Executive of the form of Release attached hereto as EXHIBIT A, and the expiration of the seven day revocation period provided in said Release without revocation of said Release by Executive, a severance payment equal to the sum of (A) the amount of the Base Salary as of the Termination Date for one (1) full calendar year, plus (B) the targeted amount of bonus for such year (the "Severance"). Subject to Executive's compliance with his covenants set forth in Part Three hereof, the Severance shall be payable over a period of one (1) year, beginning on the Termination Date and in regular installments in accordance with Davel's general payroll practices for salaried employees. Furthermore, Davel shall be required to maintain for the Executive and his spouse and children under the age of 21, medical insurance coverage to which the Executive and his spouse and children under the age of 21 were entitled immediately preceding

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         the date of the Executive's termination until the earlier of (x) the one (1) year period expiring on the first anniversary of the Termination Date or (y) such time as Executive shall obtain employment or other engagement offering comparable or better medical insurance coverage. Notwithstanding anything to the contrary in the Share Plan, the 275,000 Options referred to in Section 2.07 hereof, will automatically vest and become immediately exercisable for the total number of shares purchasable thereunder. Notwithstanding anything to the contrary in the Share Plan, such 275,000 Options, together with any other Options which shall then be vested in accordance with their respective terms, will expire on the earlier of (i) the expiration date of such Options under the Share Plan and (ii) one year from the Termination Date. Except as set forth in this Section 4.01(a), Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

                  (b) If the Executive terminates his employment voluntarily other than for Good Reason, Davel and Executive shall have the rights and obligations provided in this Section 4.01(b). Executive shall be entitled to receive only his Base Salary accrued through the Termination Date as set forth in the Termination Notice, and except as set forth in this Section 4.01(b), Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever. In addition, notwithstanding anything to the contrary in the Share Plan, all unvested Options granted to the Executive under the Share Plan will be forfeited as of the Termination Date. Notwithstanding anything to the contrary in the Share Plan, vested Options granted to the Executive under the Share Plan will expire on the earlier of (i) the expiration date of such Options and (ii) the date ninety (90) days following the Termination Date.

         4.02 TERMINATION UPON DEATH. Upon the Executive's death during the Employment Period, Davel and Executive shall have the rights and obligations provided in this Section 4.02. This Agreement shall terminate, except that the Executive's legal heirs or representatives shall be entitled to receive (a) the Executive's Base Salary, accrued up to the date of the Executive's death, and
(b) any death benefits payable under any life insurance policy maintained for the Executive's benefit referred to in Section 2.03 hereof. Davel shall continue the medical insurance coverage for the benefit of Executive's spouse and children under the age of 21 to which they were entitled immediately preceding the date of the Executive's death for one year from the date of Executive's death. Upon Executive's death, all unvested Options granted to the Executive under the Share Plan will be forfeited. Notwithstanding anything to the contrary in the Share Plan, vested options granted to the Executive under the Share Plan will expire on the earlier of (i) the expiration date of such Options and (ii) the first anniversary of termination of employment. Except as set forth in this
Section 4.02, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

         4.03 TERMINATION UPON DISABILITY. If, during the Employment Period, in the reasonable opinion of the Board, the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable substantially to perform his duties hereunder (a) for a period of ninety (90) consecutive days or (b) for shorter periods aggregating one hundred and eighty
(180) days during any three hundred and sixty (360) day period, Davel may at any time thereafter terminate the Executive's employment under this Agreement. In the event of such termination, Davel and Executive shall have the rights and obligations provided in this Section 4.03. Executive shall be entitled to continue to receive his Base Salary until commencement of payments under Executive's disability insurance policy, if any shall be maintained by Davel for Executive's benefit pursuant to Section 2.03 hereof. Davel shall continue the medical insurance coverage for the benefit of Executive and his spouse and children under the age of 21 for a period of one year following such termination. Notwithstanding anything to the contrary in the Share Plan, all unvested options under the Share Plan will be forfeited without any payment or other consideration to the Executive. Notwithstanding anything to the contrary in the Share Plan, vested Options under the Share Plan will expire on (i) the earlier of the expiration date of such Options and (ii) the first anniversary of the termination of employment. Except as set forth in this Section 4.03, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

         4.04 TERMINATION FOR CAUSE. Davel has the right, at any time during the Employment Period, exercisable by serving notice, effective in accordance with its terms, to terminate the Executive's employment under this Agreement for "Cause". If such right is exercised, Davel and Executive shall have the rights and obligations provided in this Section 4.04. Davel's obligation to the Executive shall be limited to the payment and/or satisfaction

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of unpaid Base Salary accrued up to the effective date specified in Davel's notice of termination. Notwithstanding anything to the contrary in the Share Plan, all unvested Options under the Share Plan will be forfeited without any payment or other consideration to the Executive. Notwithstanding anything to the contrary in the Share Plan, vested Options under the Share Plan will expire on the earlier of (a) the expiration date of such Options and (b) the date 90 days following the date of termination of employment. Except as set forth in this
Section 4.04, Executive shall not be entitled to receive any other severance, benefits or compensation of any kind whatsoever.

         4.05 SOLE REMEDY. The amounts payable to the Executive, if any, under the applicable provisions of this Part Four in connection with the termination of the Executive's employment, voluntarily or involuntarily, for any or no reason, shall be the only remedy, legal or equitable, available to the Executive in connection with such termination (but not for claims or causes of action not directly related to such termination, even if arising at the time of termination), and such amounts shall constitute liquidated damages.

                                    PART FIVE

                               CERTAIN DEFINITIONS

         5.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  (a) "Affiliate" shall mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" shall mean the power to direct, or cause the direction of, the management of policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  (b) "Cause"  shall mean:

                      (i) fraud, embezzlement or conviction of a felony;

                     (ii) misappropriation of any money, proprietary information or other assets or properties of Davel or any affiliate of Davel other than (A) an isolated, insubstantial and unintentional misappropriation which is promptly remedied by the Executive after receipt of notice thereof given by Davel or (B) any good faith dispute regarding reimbursement of expenses or other similar good faith dispute ;

                    (iii) willful and material breach by the Executive of the
                          terms of this Agreement;

                     (iv) sustained inability to perform the duties assigned to
                          Executive at the level expected of a chief executive officer, other than by reason of death or disability; or

                      (v) any other verifiable misconduct of Executive
                          materially and adversely affecting the reputation of Davel.

                  (c) "Change in Control" shall mean:

                      (i) a merger or acquisition involving Davel in which 50%
                  or more of the surviving company's voting stock outstanding after the merger or acquisition is held by holders different from those who held Davel's voting stock immediately prior to such merger or acquisition;

                     (ii) the sale, transfer or other disposition of all or
                  substantially all of the assets of Davel, including in liquidation or dissolution of Davel;

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                    (iii) a transfer of all or substantially all of Davel's
                  assets pursuant to a partnership or joint venture agreement or similar arrangement where Davel's resulting interest is or becomes less than 50%; or

                     (iv) on or after the date hereof, a change in ownership of
                  Davel through an action or series of transactions, such that any person (other than Samuel Zell, David Hill or their respective affiliates or family members or trusts for the benefit of the foregoing) is or becomes the beneficial owner, directly or indirectly, of 50% or more of Davel's voting stock.

                  (d) "Davel Trading Price" shall be the closing price of Davel common stock as quoted on the NASDAQ National Market if such stock is then so quoted or, if such stock is not so quoted, then the mean between the "bid" and the "ask" price for Davel common stock, on any trading day.

                  (e)      "Good Reason" shall mean:

                           (i) the assignment to the Executive of any duties
                  inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.04 or any other action by Davel which results in a material diminution of such position, authority, duties or responsibilities, but excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Davel promptly after receipt of notice thereof given by the Executive;

                          (ii) a willful and material breach of this Agreement
                  by Davel; or

                         (iii) a Change in Control of Davel following which
                  the acquirer is for any reason not bound by any material term of this Agreement to the same extent as Davel immediately prior to such Change in Control.

                  (f) "Person" means any individual, corporation, association, partnership. limited liability company, estate, trust and any other entity or organization, governmental or otherwise.

                  (g) "Share Plan" means the Option plans and related agreements pursuant to which the Options shall be issued, and any successor plan thereto.

                                    PART SIX

                                  MISCELLANEOUS

         6.01 ASSIGNMENT. The Executive and Davel acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that (a) the Executive's rights pursuant to Section 4.02 or 4.03 may be transferred by will or operation of law and the Executive's Employee Benefits may be assigned or transferred in accordance with such policies, programs, plans or Davel practices; and (b) the rights and obligations of Davel under this Agreement may be assigned or transferred by operation of law pursuant to a merger, consolidation, share exchange, sale of all or substantially all of Davel's assets, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not Davel is the continuing entity, provided that the assignee or transferee is the successor to all or substantially all of the assets of Davel and such assignee or transferee assumes the rights and duties of Davel, if any, as contained in this Agreement, either contractually or as a matter of law.

         6.02 CAPACITY. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person , firm, partnership,

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corporation, or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify Davel from and against any and all manner of expenses and liabilities incurred by Davel or any affiliated company of Davel in connection with such violation or interference or alleged violation or interference.

         6.03 SEVERABILITY. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

         6.04 NOTICES. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or five (5) days after being deposited in the United States mail, certified or registered, postage pre-paid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

         6.05 WAIVER. The waiver by Davel or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

         6.06 GOVERNING LAW. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first hereinabove written.

                                       DAVEL COMMUNICATIONS, INC.


                                       By:______________________________________
                                       Title:___________________________________


                                       EXECUTIVE:_______________________________
                                                 RAY GROSS

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                                    EXHIBIT A

                                     RELEASE

         1. Pursuant to the terms of the Employment Agreement made as of ___ , 2000, between Davel Communications, Inc. ("Davel") and the undersigned (the "Agreement"), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Ray Gross, being of lawful age, do hereby release, and forever discharge, Davel and its trustees, directors, officers, shareholders, subsidiaries, agents, and employees, from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation, which in any way relate to or arise out of my employment with Davel or any of its subsidiaries or the termination of such employment (but not for actions, causes of action, claims or demands not directly related to such employment or termination of employment, even if arising at the time of termination), which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, under the Age Discrimination in Employment Act, as amended, through and including the date of this Release; PROVIDED, HOWEVER, that this Release shall not release Davel's obligations with respect to (a) payment of the severance payments and compliance with the other provisions of Section 4.01(a) of the Agreement, (b) Executive's rights under the Share Plan and any grants to Executive thereunder (as the terms of such grants have been modified by the provisions of section 4.01(a) of the Agreement) and (c) paragraph 2 of this Release.

         2. Davel agrees that, from and after the date hereof, if asked about the undersigned's separation from Davel, except as otherwise required by applicable law, Davel will not make any public statement regarding such separation other than that the undersigned has left Davel to pursue other interests. From and after the date hereof, Davel will not intentionally make any defamatory or disparaging statements about the undersigned or the undersigned's performance for Davel. For purposes of this paragraph 2 only, Davel shall mean only any persons then holding the position of executive officer or director of Davel.

         3. I agree that, from and after the date hereof, if asked about my separation from Davel, except as otherwise required by applicable law, I will not make any public statement regarding such separation other than that I have left Davel to pursue other interests. From and after the date hereof, I will not intentionally make any defamatory or disparaging statements about Davel, its subsidiaries or their products, services, trustees, directors, officers, shareholders, employees, agents, customers or business relationships.

         4. I further state that I have read this Release and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

         WITNESS my hand this ___ day of ___________________________, ____.




                                                       _________________________
                                                       Ray Gross

AGREED AND ACKNOWLEDGED
THIS ______ DAY OF ___________ , ______


DAVEL COMMUNICATIONS, INC.

By: _________________________


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